PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:Alison Griffin
December 12, 2013	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES EXECUTIVE MANAGEMENT
CHANGES; ELECTION OF MOSLEY AND SALCETTI
TO BOARD OF DIRECTORS; DECLARES FOURTH QUARTER COMMON AND
PREFFERED DIVIDENDS

COMMON DIVIDEND OF $0.27, SERIES A PREFERRED DIVIDEND OF $0.53125,
AND SERIES B PREFERRED DIVIDEND OF $0.4765625

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) (the Company) announced approval of executive management changes to take effect January 1, 2014. Byron L. Boston, the Company’s current President and Chief Investment Officer, has been promoted to Chief Executive Officer (CEO) and President beginning January 1, 2014, and will retain a Co-Chief Investment Officer role. Also effective January 1, 2014, the Company’s current CEO, Thomas B. Akin, will transition to Executive Chairman of the Company's Board of Directors.
Mr. Akin commented, “I would like to congratulate Byron on his appointment as CEO and look forward to continuing to work closely with him in the years to come as he builds upon his track record of leadership and key successes. Our shared vision and values provide a solid foundation from which we will continue to strengthen our business and drive toward long-term value creation for all stakeholders. As one of Dynex’s largest shareholders, I am very excited that Byron agreed to his new role. I remain deeply committed to the Company and I am extremely optimistic about our future."
The Company also announced that it has appointed Smriti L. Popenoe as Executive Vice President, Co-Chief Investment Officer, effective January 1, 2014. Ms. Popenoe has served as a strategic consultant to the Company since May 2013 and will continue in that role until January 1, 2014, when Ms. Popenoe will assume the daily management of the Company’s investment portfolio. Ms. Popenoe most recently served as Executive Vice President, Chief Risk Officer at PHH Corporation, a leading provider of mortgage banking and fleet management outsourcing services. Prior to joining PHH, Ms. Popenoe served as Senior Vice President, Balance Sheet Management at Wachovia (now Wells Fargo), where she led a team responsible for all aspects of the firm's $130 billion investment portfolio, including agency and non-agency RMBS, ABS, CMBS and whole loans. Prior to Wachovia, Ms. Popenoe served as Senior Vice President, Investments of Sunset Financial Resources, a start-up investment business under a REIT framework, where she successfully built and managed a $1.1 billion ARM portfolio. Previously, Ms. Popenoe spent nine years with Freddie Mac, where she was responsible for investment portfolio management across Freddie Mac’s $400-billion fixed rate MBS and whole loan portfolios.
Mr. Boston said “Over her 20 year career, Smriti has worked through positions of increasing responsibility with a focus on investment portfolio and risk management. Given the increased uncertainty with the volatile environment, we will greatly benefit from her significant experience and look forward to her becoming a key contributor to our strategy and success.” Mr. Akin commented, “Our board of directors has complete confidence in Smriti, and we are delighted to welcome her as the newest member of the management team.”
Ms. Popenoe holds a Bachelor of Science in Chemistry and Environmental Science from St. Joseph's College in Bangalore, India, a Masters-Level French Diploma from the Alliance Francaise, and an MBA from the University of Rochester and is a Chartered Financial Analyst.
New Board Members
Dynex also announced today that its Board of Directors has elected two new members.
Robert A. Salcetti, former Managing Director at JP Morgan Chase, joined the board effective today, and Valerie Mosley, Chief Executive Officer of Valmo Ventures, will join the board effective December 16, 2013. These additions increase the number of Dynex directors from five to seven. Mr. Salcetti has over 34 years of experience in the financial services and mortgage sectors, including serving as Managing Director at JP Morgan Chase from 1996 to 2008 where he led operations that designed, provided and managed credit facilities for loan warehousing financing, receivables and mortgage servicing rights financing. Prior to forming Valmo Ventures, Ms. Mosley was Partner, Senior Vice Partner and Investment Strategist at Wellington Management Company, LLP. During a 20-year career at the firm, Ms. Mosley managed a multi-billion dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds.
“In June, at our annual shareholder meeting, we made a pledge to recruit the very best, most talented leaders to our already outstanding board,” said Mr. Akin. “Valerie and Robert bring tremendous financial and leadership expertise and experience to the table. I am confident they will make enormous contributions as we support Byron and his team in strengthening our business and continuing to build value for our shareholders.”
“As we continue to move Dynex forward, it is a huge benefit to have access to advice from a board of such experienced business leaders,” said Boston. “During their careers Valerie and Robert have developed broad-based and sophisticated knowledge across a wide range of disciplines. I’m very grateful for their support, as well as the ongoing support from all of the directors.”
With their addition to the board, Mosley will become a member of the Investment Committee and Salcetti will join the Audit Committee.
The Company also announced that its Board of Directors has declared dividends on shares of its common and preferred stock for the fourth quarter of 2013.

Common Stock Dividend
The Company’s Board of Directors has declared a quarterly dividend of $0.27 per common share for the fourth quarter of 2013 payable on January 31, 2014 to shareholders of record on December 31, 2013. There is no dividend reinvestment discount for fourth quarter dividends reinvested through the Company's Dividend Reinvestment and Share Purchase Plan.

Preferred Stock Dividends
The Company also announced that it will pay the regular quarterly dividend of $0.53125 per share on its 8.50% Series A Cumulative Redeemable Preferred Stock (NYSE: DXPRA) and $0.4765625 per share on its 7.625% Series B Cumulative Redeemable Preferred Stock (NYSE: DXPRB). Both dividends will be paid on January 15, 2014 to shareholders of record of the Series A and Series B Preferred Stocks as of January 1, 2014.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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